Exhibit 99.2

October  24, 2014

Franklin Financial declares 4th Quarter dividend

(CHAMBERSBURG, PA)  The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular cash dividend for the fourth quarter of 2014, matching the regular quarterly cash dividend paid in the third quarter of 2014 and in the fourth quarter of 2013.

The quarterly dividend for the fourth quarter 2014 represents a 3.2% annualized dividend yield based upon the closing price on October 23 of $21.25 per share.

Total regular cash dividends paid during the four quarters of 2014 will be $.68 per share, matching the $.68 per share paid during the same period in 2013.  The fourth quarter cash dividend will be paid on November 26, 2014 to shareholders of record at the close of business on November 7.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion.  Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF.